Waiver of Surrender Charge     In this endorsement "we", "our" and "us" mean
Due to Tax Law Change          The Equitable Life Assurance Society of the
Endorsement                    United States. "You" and "your" mean the owner of
                               the Policy at the time an owner's right is exercised.



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Endorsed on this policy as of its Date of Issue.

The following paragraph is added at the end of the "Surrender Charges" Section of your policy:

Beginning in 2011, at any time during which there is no Federal estate tax in effect, we will waive the surrender charges otherwise applicable upon a surrender of your policy or a reduction of the face amount of insurance.

If the endorsement is attached to a policy that provides for face amount increases, the endorsement will terminate if the face amount is increased.



            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/  Christopher M. Condron                  /s/  Pauline Sherman
-------------------------------------        -----------------------------------
Christopher M. Condron                       Pauline Sherman
President and Chief Executive Officer        Senior Vice President, Secretary
                                             and Associate General Counsel





S.01-WSC